Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
President and Chief Financial Officer
(214) 741-7744
David.O’Reilly@howardhughes.com

The Howard Hughes Corporation® Reports Second Quarter 2020 Results
Continued Strong Performance Across Portfolio of Master Planned Communities Reaffirms Company’s Strategic Transformation Plan

Dallas, TX, August 3, 2020 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) announced today operating results for the second quarter ended June 30, 2020. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

“The Howard Hughes Corporation remains unwavering in our commitment to the safety and security of our colleagues, tenants, customers and residents, and the long-term success of our communities,” said Paul H. Layne, Chief Executive Officer.

“During the second quarter, we saw remarkable performance in our MPC segment, where both land sales and new home sales—a leading indicator for future land sales—remained strong. These results are comparable to our performance in 2019 and are in keeping with our projections pre-COVID. We believe that this continued strength is a testament to the exceptional quality of life that residents are seeking—now more than ever—including walkable communities in beautiful, natural settings with urban conveniences, outstanding amenities, low density, and expansive open green space with hiking and biking trails.

“As we continue to focus on making the best long-term value decisions for our communities and our shareholders, we have positioned ourselves to be prepared for all eventualities with our first-quarter equity raise and increased liquidity. We ended the second quarter with over $930 million of cash on our balance sheet and only $315 million of net remaining equity commitments to our existing development projects.

“Our operating asset segment performance was bifurcated between the continued strength in our office and, to a lesser extent, our multifamily assets and the COVID-related disruption experienced by our retail and hospitality assets, as well as baseball . Despite its quarter-over-quarter decline, we remain cautiously optimistic about the segment’s recovery potential and we have seen reopenings in hospitality and a meaningful pick-up in our retail collections since April.

“At Ward Village in Hawai’i, we saw a continuation of the strong first-quarter results as we continued to execute on sales, most notably at Victoria Place where we are approximately 69.3% pre-sold as of July 28, 2020. Finally, in our Seaport District segment, while construction on the Tin Building resumed in May, our assets in the Seaport District remain closed and we anticipate a gradual reopening of a few, select businesses, including The Rooftop at Pier 17, over the course of the next few months.

“We made continued progress in the execution of our Transformation Plan by continuing to pursue non-core asset sales and by executing on additional reductions of our general and administrative expenses. Importantly, we have also restarted horizontal development in our MPCs to prepare lots for sale to keep pace with builder demand given the strong underlying home sales in our communities. Finally, we have commenced modest investments in pre-development work for the next potential vertical development opportunities in our core MPCs, for when demand returns. While we do not anticipate any new construction starts in the coming quarter, we want to be prepared to be able to move forward the moment that demand materializes.

“Despite recent positive macroeconomic data and the strength of home sales in our award-winning master planned communities, we still face much uncertainty in our economic recovery. I want to thank our employees across the country for their dedication during the most difficult of circumstances over the past several months. We are dedicated to leveraging our resources to help our local economies and our stakeholders recover from the impact of the ongoing COVID-19 crisis.”

Second Quarter 2020 Highlights

•
Net income attributable to common stockholders decreased to a loss of $34.1 million, or $0.61 per diluted share, for the three months ended June 30, 2020, compared to income of $13.5 million, or $0.31 per diluted share, for the three months ended June 30, 2019, primarily due to no closings on condominium units in 2020 coupled with the temporary closure of hospitality properties and cancellation of the Las Vegas Aviators 2020 baseball season as a result of the COVID-19 pandemic. We closed a portion of Ae‘o in early 2019, with no new condominium towers delivered in 2020.

•
MPC segment earnings before tax (“EBT”) decreased by $6.5 million to $42.2 million for the three months ended June 30, 2020, compared to the three months ended June 30, 2019, primarily driven by lower Equity in (losses) earnings from real estate and other affiliates at The Summit. The decrease was partially offset by an increase in land sales in The Woodlands due to an increase in sales in a high-end, exclusive section of The Woodlands community that generates significantly higher value per acre. Bridgeland’s land sales, while flat for the three months ended June 30, 2020 compared to the prior period, continued to display strong performance despite the effects of COVID-19.

•	We continue to maintain a strong liquidity position with $930.6 million cash as of June 30, 2020.

•	Extended the existing Downtown Summerlin loan and the bridge loan for The Woodlands Towers at the Waterway and The Woodlands Warehouse.

•
For the three months ended June 30, 2020, we collected 95.4% of our office portfolio billings, 96.6% of our multi-family portfolio billings, 49.7% of our retail portfolio billings and 84.5% of our other portfolio billings.

•
Total Net operating income (“NOI”)(1) from the Operating Assets segment, including our share of NOI from equity investments, decreased by 32.4% to $40.8 million for the three months ended June 30, 2020, compared to $60.4 million for the prior year period. The decrease in NOI was primarily due to the temporary closure of hospitality and retail properties, partially offset by an increase in NOI from the recent acquisition of The Woodlands Towers at the Waterway.

•
Progressed public pre-sales of our newest project at Ward Village®, Victoria Place®, where as of June 30, 2020, we have executed contracts for 236 condominium units, or 67.6% of total units. Across all of Ward Village®, potential future revenue associated with total contracted units is $1.48 billion.

•
Seaport District NOI remained relatively flat at a net operating loss of $3.4 million for the three months ended June 30, 2020, compared to the prior year period, primarily due to business closures and cancellation of events related to the COVID-19 pandemic, the effects of which were mitigated by cost management initiatives.

COVID-19 Impact - For the month ended July 31, 2020

•
The health and safety of our employees, tenants and customers remains our highest priority. Our Crisis Committee task force continues to prepare buildings for re-occupancy and has implemented a number of processes and communications to provide a safer environment at our properties.

•
As of July 28, 2020, we collected 96.1% of our Office portfolio billings, 98.5% of our Multi-family portfolio billings, 64.1% of our Retail portfolio billings and 90.2% of our Other portfolio billings in July.

•	Among our hospitality properties, The Woodlands Resort and Embassy Suites reopened during the quarter, and The Westin at The Woodlands reopened on July 1, 2020.

•	Our assets in the Seaport District remain closed and we anticipate a gradual reopening of a few, select businesses, including The Rooftop at Pier 17, over the course of the next few months.

•
At Ward Village, we contracted to sell six additional condominiums at Victoria Place in July 2020, bringing the total executed contracts to 242 condominium units, or 69.3% of total units, as of July 28, 2020.

•
Through our HHCares program, we made additional contributions to local non-profit organizations that were most impacted by COVID-19 and expressed gratitude to those on the front line by participating in the national Light it Blue campaign as well as giving gifts of appreciation to those serving in the community. We continued to leverage our owned restaurants and partner with our grocery and restaurant tenants to provide food to local hospitals, first responders and displaced hospitality employees.

We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Six Months Ended June 30,							Three Months Ended June 30,
($ in thousands)	2020		2019		Change		% Change	2020		2019		Change		% Change
Operating Assets NOI (1)
Office	$62,241		$39,166		$23,075		58.9%	$27,804		$20,204		$7,600		38%
Retail	23,089		32,310		(9,221)		(28.5)%	8,599		16,065		(7,466)		(46)%
Multi-family	8,362		9,187		(825)		(9.0)%	3,815		4,826		(1,011)		(21)%
Hospitality	2,537		17,389		(14,852)		(85.4)%	(1,844)		9,531		(11,375)		(119)%
Other	674		7,006		(6,332)		(90.4)%	623		8,079		(7,456)		(92)%
Company's share NOI (a)	7,797		6,777		1,020		15.1%	1,836		1,688		148		9%
Total Operating Assets NOI (b)	$104,700		$111,835		$(7,135)		(6.4)%	$40,833		$60,393		$(19,560)		(32)%

Projected stabilized NOI Operating Assets ($ in millions)	$362.3		$317.1		$45.2		14.3%

MPC
Acres Sold - Residential	148	ac.	190	ac.	(42	) ac.	(22.3)%	91	ac.	112	ac.	(21	) ac.	(19)%
Acres Sold - Commercial	16	ac.	—		16	ac.	—%	—		—		—		100%
Price Per Acre - Residential	$589		$532		$57		10.6%	$630		$528		$102		19%
Price Per Acre - Commercial	$131		$—		$131		—%	$—		$—		$—		100%
MPC EBT	$86,308		$87,759		$(1,451)		(1.7)%	$42,187		$48,714		$(6,527)		(13)%

Seaport District NOI (1)
Historic District & Pier 17 - Landlord	$(3,472)		$(3,002)		$(470)		(15.7)%	$(1,611)		$(1,284)		$(327)		(25)%
Multi-family	214		191		23		12.0%	110		110		—		—%
Hospitality	(12)		41		(53)		(129)%	(12)		26		(38)		(146)%
Historic District & Pier 17 - Managed Businesses	(3,336)		(3,541)		205		5.8%	(1,256)		(888)		(368)		(41)%
Events, Sponsorships & Catering Business	(724)		(561)		(163)		(29.1)%	(671)		(851)		180		21%
Company's share NOI (a)	(681)		(237)		(444)		(187.3)%	(305)		(42)		(263)		(626)%
Total Seaport District NOI	$(8,011)		$(7,109)		$(902)		12.7%	$(3,745)		$(2,929)		$(816)		28%

Strategic Developments
Condominium units contracted to sell (c)	16		27		(11)		(40.7)%	2		11		(9)		(82)%

(a)	Includes Company’s share of NOI from non-consolidated assets

(b)	Excludes properties sold or in redevelopment

(c)	Includes units at our buildings that are open or under construction as of June 30, 2020. Excludes two purchaser defaults at Kō'ula in the second quarter of 2020.

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawai‘i. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s second quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the August 4, 2020 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

The Howard Hughes Corporation will host its investor conference call on Tuesday, August 4, 2020, at 9:00 a.m Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss second quarter 2020 results. To participate, please dial 1-877-883-0383 within the U.S., 1-877-885-0477 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 1867353 as the passcode. In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•
the impact of COVID-19, including the recent surge of COVID-19 cases in regions where we operate, on our business and numerous governmental restrictions and other orders instituted in response to the COVID-19 pandemic on our business;

•
announcement of certain changes, which we refer to as our “Transformation Plan”, including new executive leadership, reduction in our overhead expenses, the proposed sale of our non-core assets and accelerated growth in our core MPC assets;

•	expected performance of our stabilized, income-producing properties and the performance and stabilization timing of properties that we have recently placed into service or are under construction;

•	capital required for our operations and development opportunities for the properties in our Operating Assets, Seaport District and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	the impact of technology on our operations and business;

•	expected performance of our MPC segment;

•	forecasts of our future economic performance; and

•	future liquidity, finance opportunities, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may have a material impact on any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K which has been filed with the Securities and Exchange Commission (“SEC”) on February 27, 2020, the Final Prospectus Supplement which has been filed with the SEC on March 30, 2020 and the Quarterly Report on Form 10-Q which has been filed with the SEC on May 11, 2020. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is Net operating income (“NOI”). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
Revenues:
Condominium rights and unit sales	$43	$433,932	$—	$235,622
Master Planned Communities land sales	96,805	99,633	57,073	58,321
Minimum rents	132,456	108,804	61,469	54,718
Other land, rental and property revenues	46,344	101,253	11,447	59,774
Tenant recoveries	38,077	27,020	17,202	13,512
Builder price participation	16,706	14,564	8,947	9,369
Interest income from sales-type leases	917	—	35	—
Total revenues	331,348	785,206	156,173	431,316

Expenses:
Condominium rights and unit cost of sales	104,249	358,314	6,348	220,620
Master Planned Communities cost of sales	42,661	44,824	25,875	28,006
Operating costs	110,491	140,300	45,885	72,989
Rental property real estate taxes	28,777	19,505	15,199	9,674
Provision for (recovery of) doubtful accounts	3,567	(88)	1,866	(86)
Demolition costs	—	599	—	550
Development-related marketing costs	4,629	11,541	1,813	5,839
General and administrative	61,314	58,331	22,233	31,551
Depreciation and amortization	108,600	75,049	46,963	38,918
Total expenses	464,288	708,375	166,182	408,061

Other:
Provision for impairment	(48,738)	—	—	—
Gain (loss) on sale or disposal of real estate and other assets, net	46,124	(150)	8,000	(144)
Other (loss) income, net	(2,077)	10,461	1,607	10,288
Total other	(4,691)	10,311	9,607	10,144

Operating (loss) income	(137,631)	87,142	(402)	33,399

Interest income	1,550	4,824	404	2,251
Interest expense	(66,845)	(47,529)	(32,397)	(24,203)
Equity in earnings (losses) from real estate and other affiliates	2,797	16,305	(8,552)	6,354
(Loss) income before taxes	(200,129)	60,742	(40,947)	17,801
(Benefit) provision for income taxes	(40,944)	15,489	(6,844)	4,473
Net (loss) income	(159,185)	45,253	(34,103)	13,328
Net (income) loss attributable to noncontrolling interests	(33)	45	19	149
Net (loss) income attributable to common stockholders	$(159,218)	$45,298	$(34,084)	$13,477

Basic (loss) income per share:	$(3.22)	$1.05	$(0.61)	$0.31
Diluted (loss) income per share:	$(3.22)	$1.05	$(0.61)	$0.31

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	June 30,	December 31,
(In thousands, except par values and share amounts)	2020	2019
Assets:
Investment in real estate:
Master Planned Communities assets	$1,670,375	$1,655,674
Buildings and equipment	4,033,449	3,813,595
Less: accumulated depreciation	(571,752)	(507,933)
Land	361,081	353,022
Developments	1,498,478	1,445,997
Net property and equipment	6,991,631	6,760,355
Investment in real estate and other affiliates	119,706	121,757
Net investment in real estate	7,111,337	6,882,112
Net investment in lease receivable	2,754	79,166
Cash and cash equivalents	930,597	422,857
Restricted cash	257,687	197,278
Accounts receivable, net	17,711	12,279
Municipal Utility District receivables, net	320,439	280,742
Notes receivable, net	56,511	36,379
Deferred expenses, net	146,550	133,182
Operating lease right-of-use assets, net	57,882	69,398
Prepaid expenses and other assets, net	343,090	300,373
Total assets	$9,244,558	$8,413,766

Liabilities:
Mortgages, notes and loans payable, net	$4,401,063	$4,096,470
Operating lease obligations	69,607	70,413
Deferred tax liabilities	131,691	180,748
Accounts payable and accrued expenses	902,494	733,147
Total liabilities	5,504,855	5,080,778

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 55,981,559 issued and 54,931,299 outstanding as of June 30, 2020, and 150,000,000 shares authorized, 43,635,893 shares issued and 42,585,633 outstanding as of December 31, 2019	561	437
Additional paid-in capital	3,941,516	3,343,983
Accumulated deficit	(205,621)	(46,385)
Accumulated other comprehensive loss	(61,111)	(29,372)
Treasury stock, at cost, 1,050,260 shares as of June 30, 2020 and December 31, 2019	(120,530)	(120,530)
Total stockholders' equity	3,554,815	3,148,133
Noncontrolling interests	184,888	184,855
Total equity	3,739,703	3,332,988
Total liabilities and equity	$9,244,558	$8,413,766

Appendix - Reconciliation of Non-GAAP Measures

For the Six and Three Months Ended June 30, 2020 and 2019

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments, Operating Assets, Master Planned Communities (“MPC”), Seaport District and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (“EBT”). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Six Months Ended June 30,			Three Months Ended June 30,
(In thousands)	2020	2019	$ Change	2020	2019	$ Change
Operating Assets Segment EBT
Total revenues (a)	$198,534	$201,172	$(2,638)	$84,277	$109,219	$(24,942)
Total operating expenses (b)	(94,462)	(91,639)	(2,823)	(42,222)	(48,727)	6,505
Segment operating income	104,072	109,533	(5,461)	42,055	60,492	(18,437)
Depreciation and amortization	(74,084)	(56,046)	(18,038)	(36,995)	(28,938)	(8,057)
Interest expense, net	(49,296)	(39,050)	(10,246)	(23,103)	(20,059)	(3,044)
Other income, net	167	1,123	(956)	226	1,088	(862)
Equity in earnings from real estate and other affiliates	4,869	2,754	2,115	475	45	430
Gain on sale or disposal of real estate	38,124	—	38,124	—	—	—
Provision for impairment	(48,738)	—	(48,738)	—	—	—
Segment EBT	(24,886)	18,314	(43,200)	(17,342)	12,628	(29,970)

MPC Segment EBT
Total revenues	119,359	123,755	(4,396)	68,913	72,859	(3,946)
Total operating expenses	(55,692)	(65,979)	10,287	(31,970)	(38,913)	6,943
Segment operating income	63,667	57,776	5,891	36,943	33,946	2,997
Depreciation and amortization	(182)	(246)	64	(91)	(86)	(5)
Interest income, net	16,857	15,826	1,031	8,303	8,283	20
Other income, net	—	67	(67)	—	72	(72)
Equity in earnings (losses) from real estate and other affiliates	5,966	14,336	(8,370)	(2,968)	6,499	(9,467)
Segment EBT	86,308	87,759	(1,451)	42,187	48,714	(6,527)

Seaport District Segment EBT
Total revenues	11,966	19,921	(7,955)	2,272	12,891	(10,619)
Total operating expenses	(22,775)	(32,405)	9,630	(8,464)	(17,972)	9,508
Segment operating loss	(10,809)	(12,484)	1,675	(6,192)	(5,081)	(1,111)
Depreciation and amortization	(27,651)	(12,946)	(14,705)	(6,776)	(6,753)	(23)
Interest expense, net	(9,679)	(3,456)	(6,223)	(4,626)	(1,924)	(2,702)
Other loss, net	(3,777)	(147)	(3,630)	(409)	(61)	(348)
Equity in losses from real estate and other affiliates	(8,676)	(1,083)	(7,593)	(6,633)	(451)	(6,182)
Loss on sale or disposal of real estate	—	(6)	6	—	—	—
Segment EBT	(60,592)	(30,122)	(30,470)	(24,636)	(14,270)	(10,366)

	Six Months Ended June 30,			Three Months Ended June 30,
(In thousands)	2020	2019	$ Change	2020	2019	$ Change
Strategic Developments Segment EBT
Total revenues	1,384	440,358	(438,974)	624	236,347	(235,723)
Total operating expenses	(116,816)	(371,014)	254,198	(12,517)	(224,711)	212,194
Segment operating (loss) income	(115,432)	69,344	(184,776)	(11,893)	11,636	(23,529)
Depreciation and amortization	(3,411)	(2,316)	(1,095)	(1,650)	(1,260)	(390)
Interest income, net	2,988	6,497	(3,509)	1,057	3,235	(2,178)
Other income (loss), net	1,293	310	983	1,668	(383)	2,051
Equity in earnings from real estate and other affiliates	638	298	340	574	261	313
Gain (loss) on sale or disposal of real estate, net	8,000	(144)	8,144	8,000	(144)	8,144
Segment EBT	(105,924)	73,989	(179,913)	(2,244)	13,345	(15,589)

Consolidated Segment EBT
Total revenues	331,243	785,206	(453,963)	156,086	431,316	(275,230)
Total operating expenses	(289,745)	(561,037)	271,292	(95,173)	(330,323)	235,150
Segment operating income	41,498	224,169	(182,671)	60,913	100,993	(40,080)
Depreciation and amortization	(105,328)	(71,554)	(33,774)	(45,512)	(37,037)	(8,475)
Interest expense, net	(39,130)	(20,183)	(18,947)	(18,369)	(10,465)	(7,904)
Other (loss) income, net	(2,317)	1,353	(3,670)	1,485	716	769
Equity in earnings (losses) from real estate and other affiliates	2,797	16,305	(13,508)	(8,552)	6,354	(14,906)
Gain (loss) on sale or disposal of real estate, net	46,124	(150)	46,274	8,000	(144)	8,144
Provision for impairment	(48,738)	—	(48,738)	—	—	—
Consolidated segment EBT	(105,094)	149,940	(255,034)	(2,035)	60,417	(62,452)

Corporate income, expenses and other items	(54,091)	(104,687)	50,596	(32,068)	(47,089)	15,021
Net (loss) income	(159,185)	45,253	(204,438)	(34,103)	13,328	(47,431)
Net income (loss) attributable to noncontrolling interests	(33)	45	(78)	19	149	(130)
Net (loss) income attributable to common stockholders	$(159,218)	$45,298	$(204,516)	$(34,084)	$13,477	$(47,561)

(a)
Includes hospitality revenues for the three and six months ended June 30, 2020, of $2.5 million and $19.8 million, respectively, and $25.6 million and $48.5 million for the three and six months ended June 30, 2019, respectively.

(b)
Includes hospitality operating costs for the three and six months ended June 30, 2020, of $4.4 million and $17.2 million, respectively, and $16.6 million and $32.2 million for the three and six months ended June 30, 2019, respectively.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport District portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other (loss) income; amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport District assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport District has been presented in the tables below.

	Six Months Ended June 30,		Three Months Ended June 30,
	(Unaudited)		(Unaudited)
(In thousands)	2020	2019	2020	2019
Total Operating Assets segment EBT (a)	$(24,886)	$18,314	$(17,342)	$12,628

Add back:
Depreciation and amortization	74,084	56,046	36,995	28,938
Interest expense, net	49,296	39,050	23,103	20,059
Equity in earnings from real estate and other affiliates	(4,869)	(2,754)	(475)	(45)
Gain on sale or disposal of real estate and other assets, net	(38,124)	—	—	—
Provision for impairment	48,738	—	—	—
Impact of straight-line rent	(6,351)	(5,382)	(3,248)	(2,537)
Other	54	(218)	(119)	(340)
Total Operating Assets NOI - Consolidated	97,942	105,056	38,914	58,703

Redevelopments
110 North Wacker	11	2	10	2
Total Operating Asset Redevelopments NOI	11	2	10	2

Dispositions
100 Fellowship Drive	(1,050)	—	73	—
Total Operating Asset Dispositions NOI	(1,050)	—	73	—

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	96,903	105,058	38,997	58,705

Company's Share NOI - Equity investees	4,073	3,152	1,836	1,688

Distributions from Summerlin Hospital Investment	3,724	3,625	—	—

Total Operating Assets NOI	$104,700	$111,835	$40,833	$60,393

(a)	Segment EBT excludes corporate expenses and other items that are not allocable to the segments.

	Six Months Ended June 30,		Three Months Ended June 30,
	(Unaudited)		(Unaudited)
(In thousands)	2020	2019	2020	2019
Total Seaport District segment EBT (a)	$(60,592)	$(30,122)	$(24,636)	$(14,270)

Add back:
Depreciation and amortization	27,651	12,946	6,776	6,753
Interest expense, net	9,679	3,456	4,626	1,924
Equity in losses from real estate and other affiliates	8,676	1,083	6,633	451
Loss on sale or disposal of real estate	—	6	—	—
Impact of straight-line rent	1,333	1,246	1,208	491
Other loss, net (b)	5,923	4,513	1,953	1,764
Total Seaport District NOI - Consolidated	(7,330)	(6,872)	(3,440)	(2,887)

Company's Share NOI - Equity investees	(681)	(237)	(305)	(42)

Total Seaport District NOI	$(8,011)	$(7,109)	$(3,745)	$(2,929)

(a)	Segment EBT excludes corporate expenses and other items that are not allocable to the segments.

(b)	Includes miscellaneous development-related items as well as the loss related to the write-off of inventory due to the permanent closure of 10 Corso Como Retail and Café.